Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., May 3, 2016 – Union Bankshares Corporation has declared a quarterly dividend of $0.19 per share.  The dividend amount is the same as the prior quarter’s dividend level and a $0.02, or 12%, per share increase from the prior year quarterly dividend rate.

Based on the stock’s closing price of $26.16 on May 3, 2016, the dividend yield is approximately 2.9%.  The dividend is payable on May 27, 2016 to shareholders of record as of May 13, 2016.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union Bank & Trust, which has 121 banking offices and 201 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products..

Additional information on the company is available at http://investors.bankatunion.com.

Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications

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